UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 18, 2008

HERBST GAMING, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-71044	88-0446145
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3440 West Russell Road, Las Vegas, NV  89118

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 889-7695

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act  (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

The information contained in this 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise incorporated by reference in any filing pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such a filing. The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

Creation of Independent Committee

In connection with the potential restructuring (the “Restructuring”) of Herbst Gaming, Inc. (the “Company”), the Board has created an independent committee (the “Independent Committee”) composed of John F. O’Reilly and John N. Brewer.

The Independent Committee will be responsible for (1) entertaining, evaluating and negotiating all restructuring proposals and any aspect thereof (the “Restructuring Proposals”) with respect to the Company, (2) making recommendations to the entire Board regarding the Restructuring and (3) approving any changes to the Company’s capital expenditure budget.  Messrs. Edward J. Herbst, Timothy P. Herbst and Troy D. Herbst, in their capacities as directors, shall be provided copies of any written Restructuring Proposals received by the Independent Committee.  Except as delegated to the Independent Committee, the Board shall continue to govern the affairs of the Company, including the approval of any Restructuring, to the extent permitted by Nevada law.

In addition, the Shared Services Agreement dated January 1, 2008 between the Company, Terrible Herbst, Inc. and Berry Hinckley Industries will be amended such that Mr. Sean Higgins, the Company’s General Counsel, will not provide legal services to Terrible Herbst, Inc. or its affiliate, Berry Hinckley Industries, except with respect to ongoing matters for Berry Hinckley Industries unrelated to the operations of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERBST GAMING, INC.

Date: June 20, 2008	By:	/s/ Mary E. Higgins
Mary E. Higgins
Chief Financial Officer